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                         ROMA FINANCIAL CORPORATION, MHC

                           ROMA FINANCIAL CORPORATION

                                    ROMA BANK


                            Robbinsville, New Jersey




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                             PLAN OF STOCK ISSUANCE

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                        Adopted by the Board of Directors
                                       on
                                February 8, 2006
                            And Subsequently Amended


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                             PLAN OF STOCK ISSUANCE

                         ROMA FINANCIAL CORPORATION, MHC
                           ROMA FINANCIAL CORPORATION
                                    ROMA BANK

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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

 1.         Introduction....................................................  1

 2.         Definitions.....................................................  2

 3.         Conditions to Completion of Stock Offering......................  5

 4.         Stock Offering Documents........................................  5

 4A.        Establishment and Funding of Charitable Foundation..............  5

 5.         Stock Offering..................................................  6

 6.         Subscription Rights of Eligible Account Holders
              (First Priority)..............................................  7

 7.         Subscription Rights of Employee Plans (Second Priority).........  8

 8.         Supplemental Eligible Account Holders (Third Priority)..........  8

 9.         Community Offering..............................................  9

10.         Syndicated Community Offering...................................  9

11.         Limitation on Purchases.........................................  10

12.         Payment for Common Stock........................................  11

13.         Manner of Exercising Subscription Rights Through Order Forms....  12

14.         Undelivered, Defective or Late Order Forms:
              Insufficient Payment..........................................  13

15.         Restrictions on Resale or Subsequent Disposition................  13

16.         Charter and Bylaws of the Mutual Holding Company,
              the Stock Holding Company and the Bank........................  14

17.         Conversion of Mutual Holding Company to Stock Form..............  14

18.         Payment of Dividends and Repurchase of Stock....................  16

19.         Residents of Foreign Countries and Certain States...............  15

20.         Registration and Market Making..................................  15

21.         Expenses of Offering............................................  15

22.         Amendment or Termination of the Plan............................  15

23.         Miscellaneous...................................................  16

                             PLAN OF STOCK ISSUANCE


1.       INTRODUCTION

         Pursuant to a Plan of Reorganization from a Federal Mutual Savings Bank to a Federal Mutual Holding Company, Roma Bank (the "Bank") converted to the mutual holding company form of organization on January 7, 2005 with no stock offering. Pursuant to the Mutual Holding Company Plan of Reorganization, the Bank became a federal stock savings bank, which had all of its stock owned by Roma Financial Corporation (the "Stock Holding Company") a federal stock holding company, which had all of its stock owned by Roma Financial Corporation, MHC (the "Mutual Holding Company"), a federal mutual holding company. On February 8, 2006, the Board of Directors of the Bank, the Stock Holding Company and the Mutual Holding Company, by at least a two-thirds vote, resolved to adopt (and subsequently amended) this Plan of Stock Issuance (the "Plan"), pursuant to which the Stock Holding Company proposes, pursuant to the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision ("OTS"), to conduct a stock offering of up to but less than 50% of the aggregate of the total voting stock of the Stock Holding Company.

         In adopting the Plan, the Board of Directors has determined that the Stock Offering is advisable and in the best interest of the Bank, the Stock Holding Company, the Mutual Company and its members. The Stock Offering will enable the Stock Holding Company and the Bank to increase capital through the issuance of capital stock without undertaking a full conversion from the mutual to the stock form of organization. The Stock Offering will not foreclose the opportunity to effect a conversion of the Mutual Holding Company from the mutual to the stock form of organization in the future. The Stock Offering will significantly increase capital and enable the Bank to further grow through internal expansion, the possible acquisition of other assets, branch offices, financial institutions, possible diversification into other related financial service activities and other purposes and will further enhance the Bank's ability to render services to the public. The mutual holding company structure also will allow the Bank to minimize over-capitalization by providing the flexibility to raise capital through the issuance of stock in a manner designed to meet the Bank's growth needs, rather than in a single stock offering as required in a standard mutual-to-stock conversion.

         In furtherance of the Bank's commitment to its community, the Plan provides for the establishment of a charitable foundation as part of the Offerings. The charitable foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. Consistent with the Bank's goal, the Stock Holding Company intends to donate to the charitable foundation immediately following the Offerings a number of shares of its authorized but unissued Stock Holding Company Common Stock in an amount approximately equal to 1% of the Stock Holding Company Common Stock issued in the Offerings and held by the MHC.

         Pursuant to Section 10(o) of the Home Owners' Loan Act, as amended, 12 U.S.C. 1467(a)(0) ("HOLA"), the Stock Offering will be accomplished in accordance with the procedures contained in this Plan, the Rules and Regulations of the OTS, and as otherwise may be required by the OTS.

                                       1

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2.       DEFINITIONS

         As used in this Plan, the terms set forth below have the following meanings:

         Account Holder: The term Account Holder means any Person holding a Savings Account in the Bank.

         Acting in Concert: The Term "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. Any persons or entities having the same address on an account or stock order form are considered to be acting in concert.

         Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         Associate: The term Associate when used to indicate a relationship with any person, means: (1) A corporation or organization (other than the Stock Holding Company or any of its majority-owned subsidiaries) if the person is a senior officer or partner, or beneficially owns, directly or indirectly, 10 percent or more of any class of equity securities of the corporation or organization. (2) A trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate. For purposes of Sections 7 and 11 hereof, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee stock benefit plan, or who is a trustee or a fiduciary of the plan, is not an associate of the plan. For purposes of aggregating total shares, the Bank's tax-qualified employee stock benefit plan is not an associate of a person. (3) Any person who is related by blood or marriage to such person and (i) who lives in the same home as the person; or (ii) who is a director or senior officer of the Stock Holding Company, or any of its subsidiaries.

         Bank:  Roma Bank, a federal stock savings bank.

         Capital  Stock:  Any and  all  authorized  stock of the  Stock  Holding
         Company.

         Common Stock: Common stock, par value $0.10, to be issued by the Stock Holding Company in the Minority Stock Offering and contributed by the Stock Holding Company to the Foundation.

         Community Offering: The term Community Offering, if applicable, means the offering for sale to certain members of the general public directly by the Stock Holding Company, of any shares not subscribed for in the Subscription Offering.

         Director: A member of the Board of Directors of the Stock Holding Company.

         Effective Date: The date of completion of the Offering in accordance with this Plan and the Rules and Regulations of the OTS.

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

         Eligible Account Holder: The term Eligible Account Holder means any Person holding a Qualifying Deposit in a Savings Account at the Bank on the Eligibility Record Date. Only the name(s) of the Person(s) listed on the account as of the Eligibility Record Date (or a successor entity or estate) is an Eligible Account Holder. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder.

         Eligibility Record Date: The term Eligibility Record Date means the date for determining Eligible Account Holders in the Bank as of the close of business on December 31, 2004.

         Employee: A person who is an Employee of the Bank at the date of the Offering.

         Employee Plans: The term Employee Plans means the Tax-Qualified Employee Stock Benefit Plans, including the Employee Stock Ownership Plan, approved by the Board of Directors of the Bank or Stock Holding Company.

         FDIC:  Federal Deposit Insurance Corporation.

         Foundation: A charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code the establishment and funding of which is contemplated by Section 4A herein.

         Independent   Appraiser:   The  term  Independent  Appraiser  means  an
         appraiser retained to prepare an appraisal of the pro forma market value of the Common Stock.

         Independent Valuation: The term Independent Valuation means the estimated pro forma market value of the Common Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

         Local Community: The term Local Community means the counties in which the Bank has an office and the counties in the Bank's Community Reinvestment Act assessment area.

         Majority Interest: Greater than fifty percent (50%) of the combined voting power or value of all classes of stock of the Stock Holding Company.

         Members: All persons or entities who qualify as members of the Mutual Holding Company pursuant to its Charter and Bylaws.

         Minority Stock Offering or Offering: Any offering of Capital Stock of the Stock Holding Company to persons other than the Mutual Holding Company of up to but less than 50% in the aggregate of the total common stock of the Stock Holding Company.

         Mutual Holding Company: Roma Financial Corporation, MHC, a federal mutual holding company, which currently owns 100% of the Common Stock of the Stock Holding Company, and upon completion of the Minority Stock Offering shall hold at least 50.1% of the Common Stock of the Stock Holding Company.

         Officer: An executive officer of the Mutual Holding Company, Stock Holding Company or Bank, which includes the President, Chief Executive Officer, Senior Vice Presidents in charge of principal business functions, and any other person participating in major policy making functions.

         Order Form: The term Order Form means any form together with attached cover letter, sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Common Stock in the Subscription and Community Offerings.

         OTS:  Office of Thrift Supervision or any successor agency.

         Participants:   The  term  Participants  means   the  Eligible  Account
         Holders, Employee Plans and Supplemental Eligible Account Holders.

         Person: An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

         Plan: This Plan of Stock Issuance as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

         Preferred Stock: Preferred Stock authorized pursuant to the Stock Holding Company's stock charter.

         Purchase Price: The term Purchase Price means the per share price at which the Common Stock will be sold in accordance with the terms hereof.

         Qualifying Deposit: The term Qualifying Deposit means the balance of each Savings Account of $50 or more in the Bank at the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date. Savings Accounts with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

         SAIF: The Savings Association Insurance Fund, which is administered by the FDIC.

         Savings Account: The term Savings Account includes any withdrawable account as defined in the Rules and Regulations of the OTS, including certificates of deposit and demand accounts as defined in the Rules and Regulations of the OTS.

         SEC:  The Securities and Exchange Commission.

         Stock Holding Company: Roma Financial Corporation, federal capital stock corporation that owns all of the Bank's common stock and which will be majority owned by the Mutual Holding Company so long as the Mutual Holding Company is in existence.

         Subscription   Offering:  The  term  Subscription  Offering  means  the
         offering of Common Stock of the Stock Holding Company for purchase through Order Forms to Participants.

         Supplemental Eligibility Record Date: The term Supplemental Eligibility Record Date means the close of business on the last day of the calendar quarter preceding the approval of the Plan by the OTS.

         Supplemental Eligible Account Holder: The term Supplemental Eligible Account Holder means a holder of a Qualifying Deposit in the Bank (other than an officer or director or their Associates) at the close of business on the Supplemental Eligibility Record Date.

         Tax-Qualified Employee Stock Benefit Plan: The term Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

         Voting Stock: Common or preferred stock, or any other type of equity security, including (without limitation) other securities that are convertible into common or preferred stock, having voting power for the election of directors or management of the Stock Holding Company.

3.       CONDITIONS TO COMPLETION OF STOCK OFFERING

         Completion of the Stock Offering is expressly conditioned upon the following:

         1. The Plan is approved by at least two-thirds of the Boards of Directors;

         2. A Notice of the Stock Offering is filed with and approved by the OTS;

         3. Receipt of a favorable ruling of the Internal Revenue Service ("IRS") or an opinion of the Bank's tax advisor with respect to federal taxation to the effect that the Stock Offering will not be a taxable event to the Mutual Holding Company, the Stock Holding Company, the Bank or the Bank's depositors; and

         4. Receipt of either a private letter ruling of the New Jersey Department of Revenue or an opinion of the Bank's tax advisor with respect to state taxation to the effect that completion of the Stock Offering will not be a taxable event to the Mutual Holding Company, the Stock Holding Company, the Bank or to the Bank's depositors.

         5. The stock offering prospectus of the Stock Holding Company is declared effective by the SEC.

4.       STOCK OFFERING DOCUMENTS

         The Stock Holding Company and the Bank intend to commence a Minority Stock Offering within ten (10) days of the satisfaction of all of the conditions of Section 3 of this Plan. The Stock Holding Company and the Bank shall not distribute the final prospectus until such prospectus has been approved for use by the OTS and declared effective by the SEC.

4A.      ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

         As part of the Minority Stock Offering, the Bank and the Stock Holding Company intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code and to donate to the Foundation from authorized but unissued shares of Stock Holding Company Common Stock an amount approximately equal to 1% of the number of shares of Stock Holding Company Common Stock issued in the Offerings and to the MHC. The Bank or the Stock Holding Company also may make a contribution of cash or marketable securities to the Foundation. The Foundation is being formed in connection with the Offering to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with the Stock Holding Company Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Stock Holding Company and the Bank over the long term.

         The  Foundation  will  be  dedicated  to the  promotion  of  charitable purposes including community developments, grants or donations to support housing assistance, non-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects with its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses. To serve the purposes for which it was formed and maintain its Section 501(c)(3) qualifications, the Foundation may sell, on an annual basis, a limited portion of the Stock Holding Company Common Stock contributed to it by the Stock Holding Company.

         The Board of Directors of the Foundation will be comprised of individuals who are Officers and/or Directors of the Stock Holding Company or the Bank. Additionally, for at least five years after the Foundation's organization, one member of the Foundation's Board of Directors must be a member of the local community who is not an officer, director or employee of the MHC, the Stock Holding Company, the Bank or any of its Affiliates and who has experience with local charitable organizations and grant making. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

5.       STOCK OFFERING

         A. Number of Shares. The number of shares and price per share of Common Stock to be offered pursuant to the Plan shall be initially determined by the Boards of Directors of the Stock Holding Company and the Bank in conjunction with the determination of the Independent Appraiser. The number of shares to be issued will be on a minimum-maximum basis within a range determined by the Board of Directors (the "Offering Range") and may be adjusted at or immediately subsequent to the completion of the Minority Stock Offering without notifying Participants and without a resolicitation of subscriptions. The number of shares to be offered or Offering Range may be subsequently adjusted at or immediately subsequent to the completion of the Minority Stock Offering for any reason, including a change in the appraisal. The total number of shares of Common Stock that may be issued to persons other than the Mutual Holding Company at the close of the Minority Stock Offering must be less than 50% of the issued and outstanding shares of the Stock Holding Company.

         B. Independent Evaluation and Purchase Price of Shares. All shares of Common Stock sold in the Minority Stock Offering shall be sold at a uniform price per share, referred to in this Plan as the "Purchase Price." The Purchase Price and number of shares shall be determined by the Board of Directors of the Stock Holding Company and the Bank immediately prior to the simultaneous completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the Stock Holding Company and the Bank and the fact that the shares offered represent a minority interest in the Stock Holding Company (the "Independent Evaluation"). Therefore, the Independent Evaluation and the resulting Purchase Price may reflect a discount to the valuation applied to a standard mutual-to-stock conversion. The aggregate Purchase Price for the Common Stock will not be inconsistent with such market value of the Stock Holding Company and the Bank. The Independent Evaluation of the Stock Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS regulations. The total amount of Common Stock that may be issued to persons other than the Mutual Holding Company must be less than 50% of the outstanding stock of the Stock Holding Company. The Common Stock to be issued in the Minority Stock Offering shall be fully paid and nonassessable.

         C. Minority Ownership Percentage. Based upon the Independent Appraiser's valuation of the Stock Holding Company and the Bank as updated prior to the commencement of the Minority Stock Offering, the Board of Directors will establish the minimum and maximum ownership percentage applicable to the Minority Stock Offering ("Minority Ownership Range"). The final minority ownership percentages or interest will be determined by the Stock Holding Company and the Bank as follows: (a) the product of (x) the total number of shares of Common Stock to be issued and sold and (y) the Purchase Price shall be by divided by (b) the estimated aggregate pro forma market value of the Stock Holding Company and the Bank immediately after the Minority Stock Offering as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount upon the closing of the Minority Stock Offering or sale of all the Common Stock.

         D. Method of Offering Shares. Subject to the discretion of the Stock Holding Company and the Bank and the limitations set forth in Section 11, the opportunity to purchase Common Stock will be given, at no cost, in accordance with Sections 6, 7, 8, 9 and 10 of the Plan and pursuant to priorities established by the Board of Directors in accordance with the Plan. The Minority Stock Offering shall be conducted on a minimum-maximum basis, setting forth the minimum and maximum amount of stock that must be offered and sold before closing. The Stock Holding Company and the Bank may elect to pay fees on either a fixed fee or commission basis or combination thereof to an investment bank firm which assists it in the sale of the Common Stock in the Minority Stock Offering.

         The Stock Holding Company and the Bank may also elect to offer to pay fees on a per share basis to brokers who assist Persons in determining to purchase shares in the Syndicated Public Offering and whose broker's name appears on the purchaser's Order Form.

6.       SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

         A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to the greater of: (i) the maximum established for the Community Offering;
(ii) one-tenth of one percent of the Conversion Stock offered; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered by a fraction of which the numerator is the amount of the Qualifying Deposit of such Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders but in no event greater than the maximum purchase limitation specified in Section 11 hereof. All such purchases are subject to the maximum and minimum purchase limitations specified in Section 11 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Offering Range of up to 15%. Only a Person(s) with a Qualifying Deposit as of the Eligibility Record Date (or a successor entity or estate) shall receive subscription rights. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder.

         B. In the event that Eligible Account Holders exercise Subscription Rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

         C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

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

7.       SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

         Subject to the availability of sufficient shares after filling subscription orders of Eligible Account Holders under Section 6, the Employee Plans shall receive without payment nontransferable subscription rights to purchase in the Subscription Offering the number of shares of Common Stock requested by such Plans, subject to the purchase limitations set forth in
Section 11. The Employee Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the offering.

         The Employee Plans shall not be deemed to be Associates of or persons Acting in Concert with any Director or Officer of the Mutual Holding Company, the Stock Holding Company or the Bank.

8.       SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

         A. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the application filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, nontransferable subscription rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Common Stock which is equal to the greater of: (i) the maximum purchase limitation established for the Community Offering; (ii) one-tenth of 1% of the Common Stock Offered; and (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders. All such purchases are subject to the maximum and minimum purchase limitations in Section 11 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Offering Range of up to 15%. Any Person(s) added to a Savings Account after the Supplemental Eligibility Record Date is not a Supplemental Account Holder.

         B. Subscription rights received pursuant to this Category shall be subordinated to the subscription rights received by Eligible Account Holders and by the Employee Plans.

         C. Any subscription rights to purchase shares of Common Stock received by an Eligible Account Holder in accordance with Section 6 shall reduce to the extent thereof the subscription rights to be distributed pursuant to this Section.

         D. In the event of an oversubscription for shares of Common Stock pursuant to this Section, shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as follows:

                  (1) Shares of Common Stock shall be allocated so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his total allocation (including the number of shares of Common Stock, if any, allocated in accordance with Section 6) equal to 100 shares of Common Stock or the total amount of his subscription, whichever is less.

                  (2) Any shares of Common Stock not allocated in accordance with subparagraph (1) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.

9.       COMMUNITY OFFERING

         If less than the total number of shares of Common Stock to be subscribed for in the Minority Offering are sold in the Subscription Offering, shares remaining may be made available for purchase in the Community Offering to certain members of the general public.

         The maximum amount of Common Stock that any Person may purchase in the Community Offering, subject to the further limitations of Section 11 hereof (and exclusive of an increase in the total number of shares issued due to an increase in the Maximum of the Offering Range of up to 15%), shall not exceed $300,000. The maximum amount may be decreased or increased to up to 5% of the total offering of shares in the Minority Offering, subject to any required regulatory approval but without notice to Participants, subject to the preferences set forth in Section 11 of this Plan. In the Community Offering, if any, shares will be available for purchase by the general public, and a preference may be given to natural persons residing in the Local Community and second, to natural persons residing in the State of New Jersey ("Community Purchasers").

         If the Persons whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among those persons submitting orders in the Community Offering up to a maximum of 2% of the Common Stock offered in the Minority Offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Stock Holding Company and the Bank may establish all terms and conditions of such offer in order to allocate shares in an equitable manner as determined by the Board of Directors.

         The Community Offering, if any, may commence simultaneously with, during or subsequent to the completion of the Subscription Offering and if commenced simultaneously with or during the Subscription Offering the Community Offering may be limited to Community Purchasers. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

         The Bank and the Stock Holding Company, in their absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the Community Offering, at the time of receipt or as soon as practicable following the completion of the Community Offering.

10.      SYNDICATED COMMUNITY OFFERING

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may then be sold through the Underwriter to the general public at the Purchase Price in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Board of Directors of the Bank and the Stock Holding Company, in a manner that will achieve a wide distribution of the Common Stock and subject to the right of the Bank and the Stock Holding Company, in their absolute discretion, to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, if any, any person together with any Associate or group of persons Acting in Concert may purchase up to the maximum purchase limitation established for the Community Offering, subject to the maximum and minimum purchase limitations specified in Section 11 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Offering Range of up to 15%. Shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 9 shall be counted toward meeting the maximum purchase limitation specified for this Section. The Bank may commence the Syndicated Community Offering at any time after the commencement of the Subscription
Offering. It is expected that the Syndicated Community Offering, if any, will commence just prior to, or as soon as practicable after, the termination of the Subscription Offering. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided above.

11.      LIMITATION ON PURCHASES

         The following limitations shall apply to all purchases of shares of Common Stock in the Minority Stock Offering:

         A. The maximum number of shares of Common Stock which may be purchased in the Subscription Offering by any Person, or Persons through a single account, in the First Priority and Third Priority shall not exceed $300,000 divided by the Purchase Price.

         B. The number of shares of Common Stock which may be purchased by any Person or group of persons Acting in Concert in the Community and/or Syndicated Community Offering shall not exceed $300,000 divided by the Purchase Price.

         C. The maximum number of shares of Common Stock which may be subscribed for or purchased in all categories in the Minority Stock Offering by any Person together with any Associate or group of persons Acting in Concert shall not exceed $300,000 divided by the Purchase Price per share, except for Employee Plans, which in the aggregate may subscribe for up to 8% of the shares of Common Stock issued in the Minority Stock Offering to persons other than the Mutual Holding Company.

         D. The maximum number of shares of Common Stock which may be purchased in all categories in the Minority Stock Offering by Officers and Directors of the Mutual Holding Company, the Stock Holding Company and the Bank and their Associates in the aggregate shall not exceed 25% of the total number of shares of Common Stock issued in the Minority Stock Offering.

         E. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Minority Stock Offering to the extent those shares are available; provided, however, that the minimum number of shares requirement will not apply if the number of shares of Common Stock purchased times the price per share exceeds $500.

         F. If the number of shares of Common Stock otherwise allocable pursuant to Sections 6 through 10, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such Person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

         G. Depending upon market or financial conditions, the Board of Directors of the Mutual Holding Company, the Stock Holding Company and the Bank, without notification to Participants, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the Minority Stock Offering. If the Mutual Holding Company, the Stock Holding Company and the Bank increases the maximum purchase limitations, the Stock Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Stock Holding Company, resolicit certain other large subscribers. For purposes of this Section, the Directors of the Mutual Holding Company, the Stock Holding Company and the Bank shall not be deemed to be

Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Mutual Holding Company, the Stock Holding Company and the Bank.

         H. In the event of an increase in the total number of shares offered in the Minority Stock Offering due to an increase in the maximum of the Offering Range of up to 15% (the "Adjusted Maximum") the additional shares will be used in the following order of priority: (i) to fill the Employees Plan's subscription (unless the Employee Plans elect to purchase stock subsequent to the offering in the open market); (ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum according to Section 6; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum according to Section 8; and (iv) to fill unfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum.

         I. Each Person purchasing Common Stock in the Minority Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

         J. For a period of three years following the Offering, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of common stock of the Stock Holding Company, except from a registered broker-dealer. This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of common stock of the Stock Holding Company, the exercise of any options pursuant to a stock option plan or purchases of common stock of the Stock Holding Company, made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the Stock Bank or Stock Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

12.      PAYMENT FOR COMMON STOCK

         All payments for Common Stock subscribed for in the Subscription and Community Offering (if any), must be delivered in full to the Bank, together with a properly completed and executed Order Form, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Bank; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, the Employee Plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock upon consummation of the Offering. The Bank may make scheduled discretionary contributions to Employee Plans provided such contributions do not cause the Bank to fail to meet its regulatory capital requirement.

         Notwithstanding the foregoing, the Bank and the Stock Holding Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering (if any), and to thereafter submit payment for the Common Stock for which they are subscribing in the Community Offering (if any), at any time prior to the completion of the Stock Offering.

         Payment for Common Stock subscribed for shall be made by cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription and Community Offering (if any) may pay for the shares subscribed for by authorizing the Bank on the Order Form to make a withdrawal from the subscriber's Savings Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Savings Account but may not be used by the subscriber until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Subscription Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at not less than the annual passbook rate on payments for Common Stock received by cash, money order or check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Minority Offering. If for any reason the Minority Offering is not consummated, all payments made by subscribers in the Minority Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Savings Accounts, refunds will be made by canceling the authorization for withdrawal.

         The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Stock Offering.

13.      MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

         As soon as practicable after the prospectus prepared by the Bank and the Stock Holding Company has been approved by the OTS and declared effective by the SEC, Order Forms will be distributed to the Participants at their last known addresses appearing on the records of the Bank for the purpose of subscribing to shares of Common Stock in the Subscription Offering and may be made available for use in the Community Offering. Notwithstanding the foregoing, the Bank may elect to send Order Forms only to those Persons who request them after such notice as is approved by the OTS and is adequate to apprise the Participants of the pendency of the Subscription Offering has been given.

         Each Order Form will be preceded or accompanied by the Offering Circular describing the Stock Holding Company, the Bank, the Common Stock and the Subscription and Community Offering (if any). Each Order Form will contain, among other things, the following:

         A. A specified date by which all Order Forms must be received by the Bank, which date shall be not less than twenty (20), nor more than forty-five
(45) days, following the date on which the Order Forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

         B. The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offering (if any);

         C. A description of the minimum and maximum number of shares of Common Stock which may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

         D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Common Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

         E. An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus, as the case may be, prior to execution of the Order Form.

         F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering within the subscription period such properly completed and executed Order Form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber's Savings Account at the Bank) to the Bank; and

         G. A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

         Notwithstanding the above, the Bank reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms or whose payment is to be made by wire transfer.

14.      UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT PAYMENT

         In the event Order Forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay by cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the conversion for the shares of Common Stock subscribed for (including cases in which Savings Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or
(e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Bank may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Bank of terms and conditions of the Plan and of the Order Forms will be final, subject to the authority of the OTS.

15.      RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

         A. All shares of Common Stock purchased by Directors or Officers of the Bank, the Stock Holding Company and the Mutual Holding Company in the Minority Stock Offering shall be subject to the restriction that, except as provided in
Section 15B below, or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

         B. The restriction on disposition of shares of Common Stock set forth in Section 15A above shall not apply to any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

         C. With respect to all shares of Common Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply;

                  (i) Each certificate representing shares restricted within the meaning of Section 15A, above, shall bear a legend prominently stamped on its face giving notice of the restriction;

                  (ii) Instructions shall be issued to the stock transfer agent to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

                  (iii) Any shares of capital stock of the Stock Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Common Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Common Stock.

16. CHARTER AND BYLAWS OF THE MUTUAL HOLDING COMPANY, THE STOCK HOLDING COMPANY AND THE BANK

         As part of the Offering, the existing Charter and Bylaws of the Mutual Holding Company, the Stock Holding Company and the Bank shall remain unchanged.

17.      CONVERSION OF MUTUAL HOLDING COMPANY TO STOCK FORM

         Once the Offering is completed, the Mutual Holding Company may, if approved by the OTS, elect to convert to the stock form of ownership pursuant to federal law. As long as required by federal law or regulation, any such conversion is also subject to the approval of the Members of the Mutual Holding Company. The terms and conditions of such a conversion cannot be determined at this time and there is no assurance when, if ever, such a conversion will occur. If the conversion does not occur, the Mutual Holding Company will always own a majority of the Common Stock of the Stock Holding Company.

         If the Mutual Holding Company converts to stock form, either on a stand-alone basis or in the context of a conversion-merger ("Conversion Transaction"), under federal law, shares of stock issued in connection with the Conversion Transaction shall be subject to subscription rights granted in accordance with OTS regulations. In addition, pursuant to federal law and OTS Regulations, in the Conversion Transaction, the shares of stock held by the stockholders of the Stock Holding Company shall be exchanged for shares of the converted Mutual Holding Company in a proportion established by independent appraisals of the Mutual Holding Company, the Stock Holding Company and the Bank. If, in a Conversion Transaction, the stockholders of the Bank or Stock Holding Company do not receive, for any reason, shares of the converted Mutual Holding Company (or its successor) on such proportionate basis, the Mutual Holding Company (or its successor) shall be obligated to purchase all shares not owned by it simultaneously with the closing of such Conversion Transaction at the fair market value of such shares, determined as if such shares had such exchange rights, as determined by the independent appraisals. Moreover, in the event that the Mutual Holding Company converts to stock form in a Conversion Transaction, any options or other convertible securities held by any Officer, Director, or Employee of the Stock Holding Company, convertible into shares of the Stock Holding Company shall be convertible into shares of the converted Mutual Holding Company (or its successor), provided, that any exchange ratio shall provide the holder of such options or convertible securities with shares at least equal in value to those exchanged; provided, further however, that if such shares cannot be so converted, the holders of such options or other convertible securities shall be entitled to receive cash payment for such options and other convertible securities in an amount equal to the appraised value of the underlying securities represented by such options or other convertible securities.

         In any Conversion Transaction, stockholders of the Stock Holding Company other than the Mutual Holding Company ("Minority Stockholders"), if any, will be entitled to maintain the same percentage ownership interest in the Stock Holding Company after the Conversion Transaction as their ownership interest in the Stock Holding Company immediately prior to the Conversion Transaction, subject only to certain adjustments (i.e., the transfer of assets held solely by the Mutual Holding Company to the resulting stock company) that may be required by the OTS. These adjustments may result in a decrease of ownership interest of the Minority Stockholders.

         Each certificate representing shares of Common Stock shall bear a legend giving appropriate notice of the provisions applicable to a Conversion Transaction.

18.      PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

         The Bank and the Stock Holding Company may declare dividends or make other capital distributions or repurchase stock in accordance with applicable laws and regulations. In accordance with applicable law, and the regulations and policies of the OTS, the Mutual Holding Company may waive its right to receive dividends declared to it by the Stock Holding Company.

19.      RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

         The Stock Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to the Plan reside. However, Persons may not be issued subscription rights nor be permitted to purchase shares of Conversion Stock in the Subscription Offering (i) if such Person resides in a foreign country or (ii) if such Person resides in a state of the United States with respect to which, in the sole judgment of the Board of Directors, any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Bank, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (c) registration or qualification in such state would be impracticable for reasons of cost or otherwise.

20.      REGISTRATION AND MARKET MAKING

         Within the time period required by applicable laws and regulations, the Stock Holding Company will register the securities issued in connection with the Offering pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Stock Holding Company. In addition, the Stock Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the common stock issued in the Stock Offering and to list those securities on a national or regional securities exchange or the Nasdaq System.

21.      EXPENSES OF OFFERING

         The Bank shall use its best efforts to assure that expenses incurred by it in connection with the Offering shall be reasonable.

22.      AMENDMENT OR TERMINATION OF THE PLAN

         This Plan may be substantively amended by the Board of Directors of the Bank as a result of comments from the regulatory authorities or otherwise prior to the commencement of the Offering, and at any time thereafter with the concurrence of the OTS. This Plan may be terminated by the Board of Directors of the Bank at any time prior to the completion of the Offering, and at any time thereafter with the concurrence of the OTS.

         An increase or decrease in the maximum purchase limitation or number of shares sold in the Minority Stock Offering by the Board of Directors pursuant to
Section 11 subsequent to the subscription offering is specifically authorized by

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

this Plan, and is not an amendment to the Plan which would require notice to Participants. In the event that mandatory new regulations pertaining to mutual holding companies are adopted by the OTS prior to the completion of the Stock Offering, the Plan may be amended to conform to the new mandatory regulations. In the event that new mutual holding company regulations adopted by the OTS prior to completion of the Stock Offering contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors.

23.      MISCELLANEOUS

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Mutual Holding Company, the Stock Holding Company and the Bank shall be final, subject to the authority of the OTS.

         If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

         This Plan is to be governed by and construed in accordance with the laws of the United States. None of the cover page, the table of contents, or the section headings are to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof. Words in the singular include the plural, and words in the plural include the singular. Except for such rights as are set forth herein for eligible account holders, this Plan shall create no rights in any Person.

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